August 27, 2014

Mr. Philip Fasano

816 Leigh Mill Road

Great Falls, VA 22066

Email: fasanophil@gmail.com

Dear Phil:

We are pleased to confirm the terms of your joining American International Group, Inc. (“AIG”):

•      Start Date.  Your start date will be on or about November 3, 2014 (“Start Date”).

•      Position.  On your Start Date, you will serve as Executive Vice President and Chief Information Officer of AIG.  In this capacity, you will be a member of the AIG Executive Group and report directly to the Chief Executive Officer of AIG, Peter Hancock.

•      Location & Employer.  You will be based in New York, New York and employed directly by AIG (your “Employer”).

•      Total Direct Compensation.  Your initial annual target direct compensation will be US$4,000,000 as follows:

•      Base Salary.  Your initial base cash salary will be at a rate of US$1,000,000 per year.

•      Short Term Incentive.  Your annual incentive target for 2015 will be US$1,400,000.

Annual incentives are currently determined and paid in accordance with the AIG Short-Term Incentive Plan.  The actual amount earned ranges from 0% to 187.5% of your target award, based on a combination of funding of the incentive pool for AIG (ranging from 0% to 125%) and your individual performance (ranging from 0% to 150%), each as determined in AIG’s discretion.  For 2015, your award will vest upon grant (in the first quarter of the year following the performance year) provided you are still an employee of AIG on the grant date, and be payable 50% in March following the performance year and 50% following the one-year anniversary of the first payment.

Any bonus or incentive compensation paid to you is subject to the AIG Clawback Policy as may be amended from time to time.

•      Long Term Incentive.  For 2015, a recommendation on your behalf will be made to the Compensation and Management Resources Committee (CMRC) of the Board of Directors in March 2015 that, under the AIG Long Term Incentive Plan, you be granted Target Performance Share Units (PSUs) based on a cash value of US$1,600,000 for the three-year performance period covering January 2015 through December 2017, which will provide you the opportunity to earn shares of AIG Common Stock based on the degree of AIG’s achievement of its performance criteria, during the Performance Period.  This recommendation and grant is contingent on your being an active employee of AIG on the date of CMRC approval of the grant, and will be subject to the terms and conditions of the relevant Long Term Incentive Plan and the agreement governing the grant.

The number of PSUs granted will be determined by dividing the approved LTI target award by the monthly average closing price of a share of AIG Common Stock for February 2015.  Following the performance period, in the first quarter of 2018, the number of PSUs earned (from 0% to 150%) will be determined in accordance with the plan.  Earned PSUs will vest in three equal installments, on January 1 of each 2018, 2019 and 2020, and each installment will be delivered in shares of AIG Common Stock no later than April 2018, January 2019 and January 2020, respectively.

Any long term incentive compensation paid to you is subject to the AIG Clawback Policy as may be amended from time to time.

•      Incentive Award Buy-out.  In consideration of the compensation foregone from your current employer, you will receive a guaranteed payment of

US$3,400,000 (the “Incentive Award Buy-out Payment”), payable in cash on March 31, 2015, provided you have not resigned your employment (other than for Good Reason as defined below) or been terminated by AIG for Cause (as defined below) prior to the payment date.

•      Buy-out of Kaiser Permanente SERP.  In consideration of compensation foregone from your current employer, you will receive a $12,000,000 award payable as follows:

•         A transition payment of US$8,000,000 (the “Transition Payment”), payable in cash US$1,000,000 on January 15, 2015; US$1,000,000 on January 15, 2016; US$1,000,000 on January 15, 2017; US$1,000,000 on January 15, 2018; and US$4,000,000 on January 15, 2019, provided you have not resigned your employment (other than for Good Reason as defined below) or been terminated by AIG for Cause (as defined below) prior to the payment date.

•         A recommendation on your behalf will be made to the CMRC following your start date in November 2014 that, under the AIG Long Term Incentive Plan, you be granted Target Performance Shares Units (PSUs) based on a cash value of US$4,000,000 for the three-year performance period covering January 2014 through December 2016.

The number of PSUs granted will be determined by dividing the approved LTI target award by the monthly average closing price of a share of AIG Common Stock for October 2014.  Following the performance period, in the first quarter of 2017, the number of PSUs earned (from 0% to 150%) will be determined in accordance with the plan.  Earned PSUs will vest in three equal installments, on January 1 of each 2017, 2018 and 2019, and each installment will be delivered in shares of AIG Common Stock no later than April 2017, January 2018 and January 2019, respectively.

•      Benefits.  You will be entitled to benefits consistent with senior executives of AIG and reimbursement of reasonable business expenses, in each case in accordance with applicable AIG policies as in effect from time to time.

•      Relocation.  As an additional aid to ease your transition into our organization, the cost of your relocation to New York will be provided, in accordance with the Company’s relocation policy and subject to the enclosed Relocation Reimbursement Agreement.

•      Paid Time Off.  You will be entitled to 5 days of Paid Time Off (PTO) during the current calendar year and up to 30 days of PTO for 2015, accruing in accordance with the terms set forth in the Employee Handbook.

•      Executive Severance Plan.  Beginning as of your Start Date, you will participate in AIG’s Executive Severance Plan at grade level 29.

•      Clawback Policy.  Any bonus, equity or equity-based award or other incentive compensation granted to you will be subject to the AIG Clawback Policy (and any other AIG clawback policies as may be in effect from time to time).

•      Indemnification and Cooperation.  During and after your employment, AIG will indemnify you in your capacity as a director, officer, employee or agent of AIG to the fullest extent permitted by applicable law and AIG’s charter and by-laws, and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as AIG’s other executive officers.  AIG agrees to cause any successor to all or substantially all of the business or assets (or both) of AIG to assume expressly in writing and to agree to perform all of the obligations of AIG in this paragraph.

You agree (whether during or after your employment with AIG) to reasonably cooperate with AIG in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to AIG and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, AIG will reimburse your reasonable expenses and you shall not be required to act against your own legal interests.

•      Tax Matters.  Tax will be withheld by your Employer and/or AIG as appropriate under applicable tax requirements for any payments or deliveries under this letter.  To the extent any taxable expense reimbursement or in-kind benefits under this letter is subject to Section 409A of the U.S. Internal Revenue Code of 1986, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.  Each payment under this letter will be treated as a separate payment for purposes of Section 409A.

•      No Guarantee of Employment or Target Direct Compensation.  This offer letter is not a guarantee of employment or target direct compensation for a fixed term.  Your employment will be on an “at-will” basis, meaning that you and your Employer may terminate your employment at any time and for any reason, with or without prior notice.

•      Entire Agreement.  This offer letter constitutes AIG and your Employer’s only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of AIG or any of its affiliates.

•      Miscellaneous Representations.  You confirm and represent to AIG, by signing this letter, that: (a) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of AIG or that would adversely impact your ability to perform the expected services on behalf of AIG other than as previously disclosed in writing to AIG; (b) you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will never use or disclose such information to AIG or any of its employees, agents or affiliates; (c) you understand and accept all of the terms and conditions of this offer; and (d) you acknowledge that your Employer is an intended third party beneficiary of this offer letter.

•      Non-solicitation.  This offer and your employment with AIG are contingent on your entering into the enclosed Non-Solicitation and Non-Disclosure Agreement.

•      Employment Dispute Resolution.  You are a participant in the Company’s Employment Dispute Resolution (“EDR”) program, which provides for various ways to address work-related disputes, including mediation and arbitration, through the American Arbitration Association (“AAA”).  Information on the company’s EDR Program is available to employees via the Company Intranet and can be made available to you prior to your date of hire upon request.

•      Good Reason.  For purposes of this offer letter as it relates to the Incentive Award Buy-out Payment and Transition Payment only, “Good Reason” means, in the absence of your written consent, a reduction of more than twenty percent (20%) in your annual target direct compensation (including annual base salary, short-term incentive opportunity and long-term incentive opportunity); provided that such reduction will not constitute Good Reason if it results from a Board-approved program generally applicable to similarly-situated employees.  Notwithstanding the foregoing, a resignation for Good Reason shall not have occurred unless (a) you give written notice to AIG of termination of employment within 30 days after you first become aware of the occurrence of the circumstances constituting Good Reason, specifying in detail the circumstances constituting Good Reason, and AIG has failed within 30 days after receipt of such notice to cure the circumstances constituting Good Reason, and (b) your “separation from service” (within the meaning of Code section 409A) occurs no later than two years following the initial existence of the circumstances giving rise to Good Reason.

•      Cause.   For purposes of this offer letter as it relates to the Incentive Award Buy-out and Transition Payment only, “Cause” shall be defined as (1) any conduct involving intentional wrongdoing, fraud, dishonesty, gross negligence or willful misconduct or (2) any act or omission that constitutes a material breach of the terms of my Offer Letter, the Company’s Code of Conduct, or any other personnel or compliance policy applicable to you.

We look forward to having you as a member of AIG’s senior leadership team.

Sincerely, AMERICAN INTERNATIONAL GROUP, INC.

/S/ JEFFREY J. HURD
By: Jeffrey J. Hurd
Executive Vice President – Human Resources and Communications
I agree with and accept the foregoing terms.
/S/ PHILIP FASANO	8/29/2014
Philip Fasano	Date